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EXHIBIT 3(I).3

                      ARTICLES OF AMENDMENT TO THE CHARTER

                                       OF

                               SHOP AT HOME, INC.

         Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned Corporation adopts the following amendments to its Charter:


1.  The name of the Corporation is:

                               Shop at Home, Inc.

2.  Paragraph 6 of the Charter is amended as follows:

(a)  Subparagraph 6.1 is amended to read as follows:

6.1      Capital Stock.

         The aggregate number and designation of the classes of shares of capital stock that the Corporation shall have authority to issue are as follows:


                                   NUMBER OF SHARES
                                      AUTHORIZED
               CLASS                  ----------                   PAR VALUE
               -----                                               ---------
            COMMON STOCK               30,000,000                    $.0025
         NON-VOTING COMMON
               STOCK                   30,000,000                    $.0025

          PREFERRED STOCK               1,000,000                    $10.00

         (b) By adding a new subparagraph 6.2.2 to read as follows:

         6.2.2  Non-Voting Common Stock.

                  The Board of Directors is authorized to issue Non-Voting Common Stock from time to time. The holders of Non-Voting Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefore. The holders of outstanding Common Stock shall not be entitled to vote on any matter unless expressly required by applicable law. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Non-Voting Common Stock shall be entitled to be paid out of the net assets of the Corporation, after payment to the holders of the outstanding Preferred Stock of the amount to which they are entitled, the balance of such assets according to their respective rights and on a parity with the Common Stock


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         according to the number of shares held. Holders of shares of Non-Voting
         Common Stock are not entitled to redemption or conversion rights, or preemptive rights with respect to any shares or other securities of the Corporation which may be issued. In all respects, except voting rights, holders of Non-Voting Common Stock shall have the same preferences, limitations and relative rights as the holders of Common Stock.

3. The amendments contained in these Articles of Amendment were duly adopted by a vote of the Corporation's shareholders at a duly called and convened meeting held on March 6, 1998.

4. These Articles of Amendment shall be effective upon filing with the Office of the Secretary of State of the State of Tennessee.

         This the 7th day of April, 1998.


                                             SHOP AT HOME, INC.


                                             By:   /s/ Kent E. Lillie
                                                 -------------------------------
                                                 Kent E. Lillie, President

ATTEST:


   /s/ George J. Phillips
-------------------------------
George J. Phillips


                          This Instrument Prepared By:
                             WYATT, TARRANT & COMBS
                           1500 Nashville City Center
                           Nashville, Tennessee 37219









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